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                                                               Exhibit 23.4


            Consent of Independent Registered Public Accounting Firm

  Relating to the Consolidated Financial Statements of Allegiant Bancorp, Inc.

We consent to the incorporation by reference in the Post-Effective Amendment
No. 1 on Form S-8 to the Registration Statement on Form S-4 (333-113888) for the registration of its common shares to be issued pursuant to the terms of the Agreement and Plan of Merger, dated as of February 16, 2004, between National City Corporation and Provident Financial Group, Inc., of our Report on Consolidated Financial Statements of Allegiant Bancorp, Inc. dated January 21, 2004 with respect to the consolidated financial statements of Allegiant Bancorp, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.


                                                         /s/ Ernst & Young LLP


St. Louis, Missouri
June 29, 2004